Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Fouad Namouni, M.D. (the “Executive”) and is effective on the first date of the Executive’s employment with the Company (the “Start Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment.
(a)Term. The term of this Agreement shall commence on the Start Date and continue until terminated in accordance with the provisions of Section 3 (the “Term”). The Company and Executive anticipate that the Start Date will be no later than September 14, 2020. Notwithstanding anything to the contrary in this Agreement, the Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.
(b)Position and Duties. During the Term, the Executive shall serve as the President, Research & Development of the Company, and shall have such duties as are consistent with such position. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) or another executive designated by the Company. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other activities as long as such services and activities are approved by the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
2.	Compensation and Related Matters.
(a)Base Salary. During the Term, the Executive’s annualized base salary shall be $550,000.00. The Executive’s base salary shall be re-determined annually by the Board or the Compensation Committee of the Board and shall be subject to increase but not decrease while Executive is serving in the President, Research & Development role. The annualized base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)Equity. In connection with and as an inducement for the commencement of the Executive’s employment, subject to the approval of the Board or the Compensation Committee of the Board prior to the Start Date, the Executive shall be granted (i) a non-qualified stock option to purchase 65,000 shares of the Company’s common stock (the “Stock Option Award”) at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant (or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported) and (ii) 32,500 restricted stock units (the “RSU Award”). Subject to the approval by the Board or the Compensation Committee of the Board, the date of grant for the Stock Option Award and RSU Award is anticipated to be the first day of the month after the Start Date. Each restricted stock unit will entitle the Executive to one share of the Company’s common stock if and when the restricted stock unit vests. The Stock Option Award will vest with respect to 25% of the shares of Company common stock underlying the Stock Option Award on the first anniversary of the date of grant (the “Vesting Commencement Date”), and the remaining 75% of the shares of Company common stock underlying the Stock Option Award shall vest in 36 equal monthly installments following the Vesting Commencement Date, subject to the Executive’s continued employment with the Company through each applicable vesting date. The RSU Award shall vest in four equal annual installments beginning on the Vesting Commencement Date, subject to the Executive’s continued employment with the Company through each applicable vesting date or as set forth in Section 4(b)(iii) and Section 5(a)(iii) of this Agreement. The Stock Option Award and the RSU Award will each be subject to all terms and conditions and other provisions set forth in the Company’s 2020 Inducement Plan (as amended and/or restated from time to time) and a separate agreement for the Stock Option Award and for the RSU Award, which the Executive will be required to sign as a condition to receiving the Stock Option Award and RSU Award (collectively the “Equity Documents”). The Executive may also be eligible to receive future equity awards under the Company’s 2015 Stock Option and Incentive Plan (as amended and/or restated from time to time) or such other equity plan as then in effect, in the sole discretion of the Board or the Compensation Committee of the Board.
(c)Incentive Compensation. During the Term, the Executive shall be eligible to earn cash incentive compensation as determined by the Board or the Compensation Committee of the Board from time to time. Executive’s target annual incentive compensation shall be 45% of his Base Salary (the “Target Incentive Compensation”). The Board shall weigh its bonus determination as follows: 75% on Company performance and 25% on Executive’s individual performance. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid. For the year 2020, the Executive shall be eligible to earn incentive compensation pro-rated for the period of time Executive is employed at the Company during the 2020 calendar year.
(d)Relocation.
(i)Executive’s normal place of work will be the Company’s headquarters located in Cambridge, MA, and Executive agrees to relocate to the Cambridge, MA area within 12 months of the Start Date; provided that such date may be extended (but not made earlier) by mutual agreement of the Company and Executive prior to such date (the “Relocation Period”).

(ii)Subject to the Executive relocating to the Cambridge, MA area within the Relocation Period, the Company agrees to reimburse Executive or pay to one or more third parties on Executive’s behalf, as applicable, all reasonable and documented expenses incurred in connection with the relocation of Executive (including Executive’s immediate family) to the Cambridge, MA area, up to a maximum aggregate amount of $150,000 (excluding any tax gross up, as described below), including without limitation, (A) the cost of moving Executive’s household goods and up to two (2) vehicles; (B) up to ninety (90) days’ rental expense for a temporary residence in the Cambridge, MA area; (C) non-recurring closing costs associated with the sale of Executive’s primary residence in the Pennington, NJ area and the purchase by Executive of a primary residence in the Cambridge, MA area, including without limitation, real estate agent fees incurred by Executive in selling his existing primary residence (up to a maximum of 6% of the sales price) and reasonable and documented attorney’s fees; and (D) such other reasonable and documented expenses for travel, lodging, meals and other expenses directly related to Executive’s relocation to the Cambridge, MA area, all in accordance with the Company’s relocation allowance policy as then in effect (collectively, “Relocation Expenses”). In addition, following the Start Date, Company will pay to Executive a one-time, lump sum in the amount of $10,000 to use in Executive’s discretion to cover expenses related to the relocation of Executive (including Executive’s immediate family) to the Cambridge, MA area, subject to applicable taxes and withholdings and in accordance with the Company’s normal payroll practices (the “Relocation Allowance”).
(iii)To the extent the reimbursement or payment of Relocation Expenses is taxable, Executive acknowledges that the Company will provide Executive with a Form W-2 reporting any taxable portion of such Relocation Expenses, and Executive will be responsible for any taxes or other withholdings associated with the Relocation Expenses; provided that the Company will gross up the taxes incurred on eligible Relocation Expenses reimbursed or paid by the Company, at the then current supplemental Federal tax rate and applicable state, local, Social Security, and Medicare tax rates, and will remit such taxes on Executive’s behalf to the taxing authorities. For the avoidance of doubt, the Company will provide Executive with a Form W-2 reporting any taxable portion of the Relocation Allowance but will not gross up any taxes incurred on the Relocation Allowance, and Executive will be responsible for any taxes or other withholdings associated with the Relocation Allowance. The Form W-2s provided by the Company to Executive will reflect his Relocation Expenses and Relocation Allowance-related income, as applicable, including amounts for grossed-up taxes with respect to the Relocation Expenses and any taxes withheld by the Company with respect to the Relocation Expenses and Relocation Allowance.
(iv)Executive agrees that (A) if within 12 months of the date that Executive relocates to the Cambridge, MA area, the Executive either (x) is terminated for Cause (as defined below) or (y) terminates his employment without Good Reason (as defined in this Agreement), Executive shall repay 100% of the aggregate amount of Relocation Expenses reimbursed by the Company to Executive or paid by the Company to any third party on Executive’s behalf (including any taxes and applicable withholdings with respect to such amounts) and the Relocation Allowance, and (B) if at any time after the first 12 months following the date Executive relocates to the Cambridge, MA area, but within 24 months following the date that Executive relocates to the Cambridge, MA area, the Executive either (x)

is terminated for Cause or (y) terminates his employment without Good Reason, Executive shall repay 50% of the aggregate amount of Relocation Expenses reimbursed by the Company to Executive or paid by the Company to any third party on Executive’s behalf (including any taxes and applicable withholdings with respect to such amounts) and the Relocation Allowance. Except where prohibited by applicable law, Executive authorizes the Company to deduct any and all amounts to be repaid hereunder as a salary offset or from any monies owed to Executive, including but not limited to any expense reimbursements, vacation, wages, commissions, severance or any other monetary obligations. If such deduction does not fully satisfy the amount owed to the Company pursuant to this Section 2(d) or such deduction is otherwise prohibited by applicable law, then Executive agrees to repay such remaining unpaid balance to the Company within sixty (60) days of the termination of employment.
(e)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(f)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, at the same level as the Company’s other executives, subject to the terms of such plans and except as otherwise set forth in this Agreement.
(g)Vacation. During the Term, the Executive shall be entitled to accrue paid vacation in accordance with the Company’s applicable policy.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of his then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then-existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §260l et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Chief Executive Officer; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies which has continued uncured for more than 30 days following written notice of such material violation from the CEO or other duly authorized representative of the Company; or (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction of or failure to preserve documents or other materials that Executive knows are relevant to such investigation, or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination by the Company without Cause.
(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary and/or Target Incentive Compensation (unless such diminution is in connection with a proportional reduction in compensation to all or substantially all of the Company’s employees); (iii) a material change of more than 50 miles in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period “) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.	Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned, and any unused vacation accrued, through the Date of Termination, and any unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement), payable on or before the time required by applicable law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition and provided that the Date of Termination does not occur within the Protection Period as defined in Section 5 hereof, subject to the Executive signing a separation agreement containing a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, and a noncompetition agreement with terms substantially similar to the Restrictive Covenants Agreement (defined in Section 7 hereof), such separation agreement to be in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:
(i)the Company shall pay the Executive an amount equal to one (1) times the Executive’s Base Salary (the “Severance Amount”), provided in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount will be reduced by the amount the Executive is paid pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and
(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

The amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2).

The receipt of severance payments and benefits pursuant to Section 4 will be subject to Executive not violating the Restrictive Covenants Agreement and the Separation Agreement and Release. In the event an arbitrator or a court of competent jurisdiction determines that Executive breached any of the provisions of either such agreement, in addition to all other available legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 4 (including without limitation the Severance Amount) without affecting the Executive’s release or Executive’s obligations under the Separation Agreement and Release.

5.Sale Event Payment. This Section 5 is intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any Sale Event (as defined below). This Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if the Date of Termination occurs within twelve (12) months after the occurrence of the first event constituting a Sale Event (the “Protection Period”). This Section 5 shall terminate and be of no further force or effect upon the later of (x) expiration of the Protection Period or (y) fulfillment of all obligations pursuant to this Section 5 arising from the Executive’s termination of employment under either Section 3(d) or Section 3(e) of this Agreement where the Date of Termination occurs during the Protection Period.
(a)Sale Event. During the Term, if during the Protection Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) one (1) times the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher) plus (B) one (1) times the Executive’s Target Incentive Compensation ((A) and (B) together, the “Change in Control Payment”), provided any Change in Control Payment shall be less the Restrictive Covenants Agreement Setoff, if applicable; and
(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and
(iii)all time-based stock options and other time-based stock-based awards held by the Executive shall accelerate and become fully exercisable or non-forfeitable as of the Date of Termination.

The amounts payable under Section 5(a)(i) and (ii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equitybased payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Sale Event Definition. For purposes of this Section 5, “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Notwithstanding the foregoing, a “Sale Event” shall not be deemed to have occurred for purposes of the foregoing clauses (ii) and (iv) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of voting securities outstanding, increases the proportionate number of voting securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding voting securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding voting securities, then a “Sale Event” shall be deemed to have occurred for purposes of the foregoing clauses (ii) and (iv).

6.	Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding , if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.Restrictive Covenants Agreement. The Employee Confidentiality, Assignment and Non-Competition Agreement entered into by and between the Company and the Executive as a material inducement for this Employment Agreement and attached hereto as Exhibit A (the “Restrictive Covenants Agreement”), is incorporated by reference, the terms of which are material terms of this Agreement. For the avoidance of doubt, in the event of a breach of the Restrictive Covenants Agreement by the Executive, the Company may discontinue any post-employment payments made pursuant to this Agreement, the Separation Agreement and Release, or the Restrictive Covenants Agreement.
8.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. All fees and expenses related to such arbitration proceeding (excluding Executive’s attorney fees and expenses) shall be paid by the Company, including without limitation filing fees, administration fees and the fees of the arbitrator(s). In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. The parties expressly waive the right to a jury trial for all claims subject to this arbitration provision. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, written or oral, between the parties concerning such subject matter (including without limitation any offer letter, employment agreement or severance agreement); provided that the Restrictive Covenants Agreement and the Equity Documents are expressly preserved and incorporated by reference herein.
11.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
12.Successor to the Executive. This Agreement shall not be assignable by the Executive but shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after termination of employment but prior to the completion by the Company of all payments due under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.
20.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Start Date as set forth in the first paragraph hereof.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey Albers
Name:	Jeffrey Albers
Title:	President and Chief Executive Officer

Date:	August 7, 2020

EXECUTIVE

/s/ Fouad Namouni, M.D.
Name:	Fouad Namouni, M.D.

Date:	August 7, 2020

Signature Page – Employment Agreement